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Exhibit 99

WHEELING ISLAND GAMING, INC.
ANNOUNCES THIRD QUARTER OPERATING RESULTS

Company Announces Gaming Revenues of $21.9 million for the Quarter

        WHEELING, WV, NOVEMBER 13, 2002—Wheeling Island Gaming, Inc. announced today that the company's unaudited financial results for its third quarter ending September 29, 2002 reflect operating revenues of $25.5 million, representing an increase of $0.6 million or 2.7% from the same quarter last year. Operating revenues for the same quarter last year include $1.8 million of revenues, which represent a reimbursement to the company of a portion of the administrative fee paid to the West Virginia Lottery Commission. This reimbursement did not occur this year due to the elimination of the reimbursement provision in last year's omnibus bill modifying the West Virginia Video Lottery Act. After adjusting for non-recurring revenues, operating revenues for the quarter increased by $2.4 million or 10.7% over last year.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) were $11.9 million for the quarter, representing a decrease of $0.8 million or 6.3% from the third quarter last year. After adjusting for the non-recurring administrative fee reimbursement received last year and a $0.3 million non-cash, non-recurring loss on disposition of assets incurred this year, the company's EBITDA was $12.2 million, representing an increase of $0.9 million or 8.1% increase from the same quarter last year.     The non-recurring loss on disposition of assets resulted from the demolition of building assets in connection with the Wheeling Island expansion project.

        Gaming revenues were $21.9 million for the quarter, an increase of $2.5 million or 12.8% over the same quarter last year on an adjusted basis. The increase was due primarily to an expansion of gaming operations, including an increase in the number of slot machines from 1,400 as of September 30, 2001 to 1,623 as of September 29, 2002 and increased expenditures on marketing and promotions.

        The company's operating income for the quarter was $10.3 million, an increase of $5.1 million from the same quarter last year. The income from operations for the third quarter last year includes $6.5 million of management fee expense, not applicable this year, and $1.4 million of income related to the $1.8 million administrative fee reimbursement. After adjusting for these non-recurring items, income from operations for the quarter decreased by $0.1 million or .5%. The slight decrease was due primarily to increases in gaming costs associated with higher marketing and promotion expenses, as well as increased depreciation and amortization expense, offset partially by increasing operating revenues.

        Net income for the quarter was $4.1 million, representing an increase of $0.7 million over last year. On an adjusted basis, net income for the quarter decreased by $2.6 million due to $3.6 million of higher interest expense and a $0.3 million non-recurring loss on disposition of assets offset partially by $1.4 million lower income tax expense. The higher interest expense was due to interest expense and amortization of debt issuance cost associated with the $125 million of unsecured senior notes issued in December 2001.

        As of September 29, 2002, Wheeling Island Gaming has $125 million of debt outstanding in the form of senior unsecured notes and has no amounts drawn under its $40 million revolving credit facility.

        The company filed its Form 10-Q with the Securities and Exchange Commission. The Form 10-Q filing includes the unaudited financial results of the company for the third quarter. The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

        Dennis J. Szefel, the Chairman of the Board of Directors, Wheeling Island Gaming, Inc., said he was pleased with the company's 2002 third quarter performance. "We are very happy with Wheeling Island's year-to-date performance. While this quarter was challenging due to the non-recurring adjustments, overall our operating revenues for the nine months ending in September show that we are still showing an increase of more than twenty-two percent. Our expansion project is progressing nicely and we have been able to leverage our experience in hotel ownership and hospitality management to our benefit during this construction process and certainly look forward to capitalizing on our hotel reservation systems, marketing and our customer databases when the expansion project opens."

        Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack and Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

        During the 2001 calendar year, Wheeling Island's annual attendance climbed to approximately two million customers.

        To accommodate this growing demand, the company is currently expanding its Wheeling Island operations. The expansion, which will be adjacent and connected to the existing gaming facility, is scheduled to be completed in the third quarter of 2003.

        Currently construction is underway on the approximately $65 million expansion, which will include an additional 30,000 square feet of gaming space, an additional 550 slot machines and a 150 room deluxe hotel. The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court and a bar and lounge. In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business and fitness center and meeting facilities. To accommodate visitors to the new facility, the company plans on increasing its parking spaces to a total of approximately 2,800 including an anticipated 180 covered spaces.

        Delaware North Companies, Inc. is one of the world's leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Parks Services, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

        Note: This press release may contain "forward-looking statements" within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications,

Delaware North Companies—716-858-5092

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WHEELING ISLAND GAMING, INC. ANNOUNCES THIRD QUARTER OPERATING RESULTS Company Announces Gaming Revenues of $21.9 million for the Quarter